As filed with the Securities and Exchange Commission on May 6, 2005

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTRAZENECA PLC
(Exact Name of Registrant as Specified in Its Charter)

ENGLAND	NONE
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

15 Stanhope Gate
London W1K 1LN
ENGLAND
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ASTRAZENECA PLC EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Ann Booth-Barbarin, Esq.
AstraZeneca Pharmaceuticals LP
1800 Concord Pike, P.O. Box 15437
Wilmington, Delaware 19850-5437
(302) 886-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations(1)	$100,000,000	100%(2)	100%	$11,770

(1)	The Deferred Compensation Obligations are unsecured obligations of AstraZeneca PLC to pay deferred compensation in the future in accordance with the terms of the AstraZeneca PLC Executive Deferred Compensation Plan.

(2)	Estimated solely for purposes of determining the registration fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

     (a) Annual Report on Form 20-F for the year ended December 31, 2004 of the registrant, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”).

     (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, the date of the latest audited financial statements of the Company contained in the Form 20-F Annual Report referred to in (a), above.

     (c) The description of the Company’s Ordinary Shares of $0.25 each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing one Ordinary Share of the Company from Item 1 of the Form 8A/A registration statement of the Company filed under the Exchange Act (File No. 1-11960) (incorporated herein by reference).

     In addition, all documents subsequently filed by the Company, and all documents subsequently filed by the Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     The securities being registered under this registration statement consist of obligations (the “Obligations”) of the Company to pay compensation deferred by eligible employees under the terms of the AstraZeneca PLC Executive Deferred Compensation Plan (the “Plan”). Subject to the provisions of the Plan, an eligible employee may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the eligible employee. The amount ultimately payable to the eligible employee in respect of such a deferral election will be adjusted to reflect the investment experience of one or more of the benchmarks designated under the Plan and selected by the eligible employee. An employee’s rights to and under the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee’s beneficiaries or estate upon the employee’s death, pursuant to the terms of the Plan.

     The Obligations are unsecured general obligations of the Company which rank pari passu with other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plan and the Obligations are not convertible into another security of the Company. The Company reserves the right to amend or terminate the Plan at any time.

     Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. Although the Company may at its discretion establish a grantor trust to fund the payment of the Obligations, the Company retains discretion to determine the amount and timing of its contributions to any such trust and the assets of the trust will be subject to the claims of the Company’s creditors. The trustee of any such trust will be required to administer the trust in accordance with its terms, but the trustee’s obligations and authority will be limited to the amounts which may be held in the trust from time to time and the trustee will be subject to the direction of the Company with respect to the payment Obligations. Accordingly, the trustee will not have any independent obligation or authority to act on behalf of any employee and each employee will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel.

     Ann Booth-Barbarin, Esq. has given her legal opinion about certain legal matters affecting the Deferred Compensation Obligations registered under this Registration Statement. Ms. Booth-Barbarin does not own Deferred Compensation Obligations under the AstraZeneca PLC Executive Deferred Compensation Plan.

Item 6. Indemnification of Directors and Officers.

Article 134 of the Articles of Association of the Company provides:

     “Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.”

Article 88.2 of the Articles of Association of the Company provides:

     “Without prejudice to the provisions of Article 134, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

     (a) a director, officer, employee or auditor of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

     (b) a trustee of any pension fund in which employees of the Company or any other body referred to in Article 88.2(a) is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers, or offices in relation to the relevant body or fund.”

     The following sections are excerpted from the United Kingdom Statute, Companies Act 1985, as amended:

      “Part IX, § 309A: Provisions protecting directors from liability.

     (1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

     (2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

     (3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

     (a) the company, or

     (b) an associated company,

against any liability within subsection (1) is void

     This is subject to subsections (4) and (5).

     (4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

     (5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

     (a) the company, or

     (b) an associated company,

insurance against any liability within subsection (1).

     (6) In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

     “Part IX, § 309B: Qualifying third party indemnity provisions.

     (1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

     (2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) to the company, or

     (b) to any associated company.

     (3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

     (a) a fine imposed in criminal proceedings, or

     (b) a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising).

     (4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) in defending any criminal proceedings in which he is convicted, or

     (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

     (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

     (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

     (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

     (5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

     (6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

     (a) if not appealed against, at the end of the period for bringing an appeal, or

     (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

     (7) An appeal is disposed of –

     (a) if it is determined and the period for bringing any further appeal has ended, or

     (b) if it is abandoned or otherwise ceases to have effect.

     (8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

     “Part IX, § 309C: Disclosure of qualifying third party indemnity provisions.

     (1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

     (2) If –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

     (3) If the company has made a qualifying third party indemnity provision and –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

the report must state that any such provision is or (as the case may be) was so in force.

     (4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

     (5) Section 318 shall apply to –

     (a) the company, and

     (b) if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

     (6) In this section –

     “associated company” and “provision” have the same meaning as in section 309A; and

     “qualifying third party indemnity provision” has the meaning given by section 309B(1).”

     “Part XXV, § 727: Power of court to grant relief in certain cases.

     (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him under this section as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number
4(a)	Form of Deposit Agreement dated as of June 1, 1993, among the Company, Morgan Guaranty Trust Company of New York, as depositary, and the holders from time to time of American Depositary Receipts (“ADRs”), including the form of ADR attached hereto as Exhibit A. (Incorporated by reference to Exhibit 2.4 (as incorporated therein by reference to 1933 Act File No. 33-61406) to the Form 8-A/A registration statement of the Company filed under the Exchange Act; see File No. 1-11960.)

4(b)	Executive Deferred Compensation Plan Highlights

5	Opinion re Legality

23	Consent of Independent Registered Public Accounting Firm, KPMG Audit Plc

24	Powers of Attorney (included on the signature pages hereof)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“1933 Act”);

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant, AstraZeneca PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized representative, in the City of Wilmington, State of Delaware, on this 6th day of May, 2005.

ASTRAZENECA PLC
(Registrant)

By:	/s/ Ann Booth-Barbarin

Ann Booth-Barbarin, Esq.

     Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the AstraZeneca PLC Executive Deferred Compensation Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on this 6 day of May, 2005.

ASTRAZENECA PLC EXECUTIVE DEFERRED COMPENSATION PLAN

By:	/s/ George Murphy

George Murphy Executive Director of Compensation and Benefits Plan Administrator

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Graeme Harold Rankine Musker, Glenn M. Engelmann and Ann Booth-Barbarin and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable AstraZeneca PLC to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the following capacities on the date indicated.

Signature	Title	Date

/s/ Louis Schweitzer	Non-Executive Chairman	May 6, 2005

Louis Schweitzer

/s/ Håkan Mogren	Non-Executive Deputy Chairman	May 6, 2005

Håkan Mogren

/s/ Sir Tom McKillop	Executive Director – Chief Executive	May 6, 2005

Sir Tom McKillop

	Executive Director – Chief Financial	May 6, 2005
/s/ Jonathan Symonds	Officer

Jonathan Symonds

/s/ Sir Peter Bonfield	Senior Non-Executive Director	May 6, 2005

Sir Peter Bonfield

/s/ John Patterson	Executive Director	May 6, 2005

John Patterson

/s/ David R Brennan	Executive Director	May 6, 2005

David R Brennan

/s/ Tim Watts	Group Financial Controller	May 6, 2005

Tim Watts

Non-Executive Director

Jane Henney

/s/ Dame Bridget Ogilvie	Non-Executive Director	May 6, 2005

Dame Bridget Ogilvie

/s/ Marcus Wallenberg	Non-Executive Director	May 6, 2005

Marcus Wallenberg

Non-Executive Director

John Buchanan

/s/ Erna Möller	Non-Executive Director	April 25, 2005

Erna Möller

Signature	Title	Date

/s/ Michele Hooper	Non-Executive Director	May 6, 2005

Michele Hooper

/s/ Joe Jimenez	Non-Executive Director	May 6, 2005

Joe Jimenez

AUTHORIZED REPRESENTATIVE

/s/ Glenn M. Engelmann

Glenn M. Engelmann, as the duly authorized representative of AstraZeneca PLC in the United States

Date: May 6, 2005

EXHIBIT INDEX

Exhibit
4(a)	Form of Deposit Agreement dated as of June 1, 1993, among the Company, Morgan Guaranty Trust Company of New York, as depositary, and the holders from time to time of American Depositary Receipts (“ADRs”), including the form of ADR attached hereto as Exhibit A. (Incorporated by reference to Exhibit 2.4 (as incorporated therein by reference to 1933 Act File No. 33-61406) to the Form 8-A/A registration statement of the Company filed under the Exchange Act; see File No. 1-11960.)

4(b)	Executive Deferred Compensation Plan Highlights

5	Opinion re Legality

23	Consent of Independent Registered Public Accounting Firm, KPMG Audit Plc

24	Powers of Attorney (included on the signature pages hereof)